CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors NYMAGIC, INC.:

We consent to incorporation by reference in Registration Statements No. 3310780, 2-94924 and 33-88342 on Form S-8 of NYMAGIC, INC. of our report dated February 14, 1997 relating to the consolidated balance sheets of NYMAGIC, INC. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31 1996, and related schedules, which report appears in the December 31, 1996 Annual Report on Form 10-K of NYMAGIC, INC. Our report refers to the adoption of the provisions of Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities," effective January 1, 1994.


                                             /s/ KPMG Peat Marwick LLP


New York, New York
March 25, 1997